Exhibit 10.7

Confidential Treatment has been requested for portions of this Exhibit. The Confidential portions have been redacted and are denoted by ***. The Confidential portions have been separately filed with The Securities and Exchange Commission.

September 29, 2004

Ms. Deborah McDermott

President, Broadcast Group

Young Broadcasting

599 Lexington Avenue, 47th Floor

New York, NY 10022

Dear Deborah:

Reference is made to the Affiliation Agreement (“the Agreement”) between Young Broadcasting of Lansing, Inc. (“Broadcaster”) and CBS, dated September 19, 1994, as amended, regarding the affiliation of television station WLNS-TV (“Station”), in Lansing, Michigan, with the CBS Television Network.

You and we mutually agree in this Letter Agreement to the following amendments and additional terms and conditions of the Agreement

1.                                       In order to clarify that Broadcaster’s “first call” rights to Network Programs extend to such programs in digital format, you and we agree that the initial words of Paragraph 1 of the Agreement prior to the start of Subparagraph 1(a) shall be deleted and replaced by the following language:

“1.                                 Offer, Acceptance and Delivery of Network Programs

Broadcaster shall have a “first call”, as set forth below, on the program offerings of the CBS Television Network (“Network Programs”). Such “first call” rights shall apply to Network Programs in both analog and digital format, it being understood that, with respect to digital broadcasting, “Network Programs” shall refer to the “Primary Network Feed”, which during the digital transition shall mean the digital version of those programs transmitted to CBS Affiliates for the purpose of analog broadcasting, and not necessarily to any additional program streams that may be transmitted by the Network (i.e, “multi-plexed” programming).”

2.                                       In order to clarify that Broadcaster’s network non-duplication protection and retransmission consent rights apply to digital as well as analog broadcasting of Network Programs, you and we agree that the words “in any and all formats” shall be inserted into the second line of Subparagraph 9(b) of the Agreement after the words “network programming”, and in the first line of Subparagraph 4(b) after the word “signal”, Thus, the beginning of these subparagraphs will read as follows:

Subparagraph 9(b)

“Broadcaster shall be entitled to exercise, within Affiliated Station’s Network Exclusivity Zone, the protection against duplication of network programming in any and all formats,”

Also, due to modification of the FCC’s regulations, you and we agree that the reference in the same Subparagraph 9(b) to “Section 76.92 through 76.97 of the FCC rules” shall be amended to read “Sections 76.92 through 76.95 of the FCC rules.”

Subparagraph 4(b)

“Broadcasters may grant consent to the retransmission of Affiliates Station’s signal, in any and all formats . . .”

3.                                       In addition, you and we agree to the following additional terms and conditions which shall be made part of the Agreement

Subject to the same terms and conditions specified in the Affiliation Agreement including, without limitation, those set forth in Paragraph 4 thereof, and upon commencement of operation of the Station’s digital (“DTV”) channel, the Station will, to the same extent as the Agreement provides for carriage of Network programs on its analog channel, transmit on such DTV channel the digital feed of such Network programs in the technical format, consistent with the ATSC standards, provided by CBS, which shall be deemed to include the transmission by Station of all program related material, as defined below, provided by CBS which can be accommodated within a six MHz channel carrying a data stream of up to 19.4 megabits per second. It is expressly understood that this Agreement applies only to the primary network feed in digital format of the program provided by the Network to its affiliated stations for the purpose of analog broadcasting, together with any associated program related material, and that Broadcaster will in no event be required to carry additional Network digital programming (i.e., “multiplexed” programming). Consistent with and subject to the foregoing, the Station shall have the right to use any available portion of its digital signal for the purpose of transmitting local programs or any other material for any business purpose; provided, however, that in the event that CBS proposes that the Station carry Network multiplexed programming or ancillary data which is not “program related” as defined below, Broadcaster agrees to negotiate in good faith with CBS regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried. As used in this paragraph, “program-related material” shall mean ***.

4.                                       Subject to the FCC’s right-to-reject under Section 73.658(e) of the FCC’s rules, Station will provide full, in-pattern clearance of all programs (or, any program’s replacement) on the CBS Television Network program schedule in all day-parts (including, but not limited to, Weekend Sports programming), as set forth in the attached Schedule A, Station agrees not to downgrade (i.e., delay to any period) or cancel clearance of any Network Program without the written consent of CBS.

Broadcaster agrees to limit one-time-only primetime preemptions to no more than 20 hours per calendar year allocated proportionally in partial years (“the Primetime Preemption Cap”), Primetime Preemptions in excess of 20 hours annually will be deemed a breach of the Agreement unless such preemptions are made pursuant to Section 73.658(e) of the FCC’s rules.

Similarly, Broadcaster agrees to limit one-time-only preemptions of Weekend Sports programming to no more than 30 hours per calendar year (“the Weekend Sports Cap”). Weekend Sports preemptions in excess of 30 hours annually will be deemed a breach of the Agreement unless such preemptions are made pursuant to Section 73.658(e) of the FCC’s rules.

It is understood that Station’s obligations pursuant the above paragraph shall be subject to Station’s rights under Section 73.658 (e) of the FCC’s rules and Paragraph 5 (a) of the Agreement, and that Station’s legitimate exercise of such rights shall in no event be deemed a breach of the obligations set forth in the above paragraph and shall not count against the Primetime Preemption Cap or the Weekend Sports Cap as set forth above; provided, however, that nothing in the foregoing will be construed to permit Station to preempt a program, regardless of the reason for the preemption, in its live or agreed time period, and then broadcast such program in a different time period, without the express written consent of CBS; provided however, Station may broadcast up to 2 how-s of the CBS’s weekend children’s programming during weekends in other time periods, except these programs may not be broadcast, without CBS’s consent, in other CBS Network time periods and must be broadcast in consistent time periods. Clearance of CBS programming is subject to CBS continuing to offer general entertainment programming.

5.                                       In order to extend the Agreement for an additional eight (8) year term, Paragraph 3(a) of the Agreement is hereby deleted and replaced by the following new Paragraph 3(a):

“3.                                 Term and Termination.

(a)                                  Term.

The term of this Agreement shall be the period commencing on October 1, 2004 and expiring on September 30, 2012, Notwithstanding any provision of any offer or acceptance under Paragraph 1 hereof; upon the expiration or any termination of the term of this Agreement, Broadcaster shall have no right whatsoever to broadcast over Affiliated Station any Network Program.”

***         Subject to request for confidential treatment; separately filed with the Commission.

6.                                       The Affiliated Station’s Network Rate and Net Compensation as specified in Paragraph 2) of the Agreement will be revised to the amount shown below on the indicated Effective Date:

Effective Date	Network Rate*		Net Compensation
Oct. 1, 2004 – Dec. 31, 2004	$	***	$	***
Jan. 1, 2005 –Sept. 30, 2005	$	***	$	***
Oct. 1, 2005-Sept. 30, 2006	$	***	$	***
Oct. 1, 2006-Sept. 30, 2014	$	***	$	***

*To be confirmed by the parties.

7.                                       Station agrees to participate in CBS’ Coop and Promo Swap Programs at their current level and as currently defined and requested by CBS.

8.                                       The terms of this Letter and Affiliation Agreement, and discussions related thereto, will not be disclosed to anyone who is not either employed by the Station or the corporate ownership of the Station; it being understood, however, that adherence to FCC filing requirements will not constitute a violation of this point. Any press release regarding the terms of this negotiation or Agreement, shall be made jointly by the parties. The parties participation in negotiations related hereto shall constitute their agreement to comply with this Confidentiality provision.

Further, it is hereby ratified and reaffirmed that throughout this Term the: 1) Terms of the September 23, 1998 and October 22, 2001 Letter Agreements between you and us which established, among other things, Station’s NFL Contribution and placed various program exclusivity requirements on the Network remain in full force and effect, per the terms of that Letter Agreement (plus any increase or renewals agreed to by Broadcaster and the CBS Affiliate Board); 2) Station’s participation in the NCAA Exchange Value Program will continue as set forth in the December 2, 2003 Letter for the term of this Agreement; and 3) Station’s participation in CBS Newspath will continue at the current rate of $*** plus ***% annual increase through September 30, 2007 and, thereafter, by such annual increases agreed to by Broadcaster and the CBS Affiliate Board.

As herein amended, all terms and conditions of the Agreement are ratified and confirmed. All individual reference herein to Station or Broadcaster shill apply to both collectively.

Four copies of this Letter Agreement are enclosed. Please indicate your approval by signing each copy in the space provided below, retain two copies for your records, and return two copies to me.

Accepted and agreed:

YOUNG BROADCASTING OF LANSING, INC.		CBS AFFILIATE RELATIONS A Unit of CBS Broadcasting, Inc.

By:	/s/ Deborah McDermott	By:	/s/ Peter K. Schruth
Peter K. Schruth, President

Best regards,

cc:	P. Schruth, D. Comisar, P. Farr

***  Subject to request for confidential treatment; separately filed with the Commission.

Schedule A. WLNS

WLNS Current Clearance of CBS Programming (all times local):

Monday-Friday

CBS Morning News	4:30-5:00am
The Early Show	7:00-9:00am (full network format)
Price Is Right	11:00am-12:00pm
Young & Restless	12:30-1:30pm
Bold & Beautiful	1:30-2:00pm
As The World Turns	2:00-3:00pm
Guiding Light	3:00-4:00pm
CBS Evening News	6:30-7:00pm
Prime Time	8:00-11:00pm
Late Show	11:35pm-12:57pm
Late Late Show	12:37am-1:37am
Up To The Minute	2:37am-4:30am M-F

Saturday

Kids Programming:	7:00-8:00am

Sat. Early Show	9:00-11:00am

Kids Programming:	11:00am-12:00pm
Sat. Evening News	6:30-7:00pm
Prime Time	8:00-11:00pm

Sunday

Kids Programming:	7:00-8:00am
CBS Sun. Morning	9:00-10:30am
Face The Nation	10:30-11:00am
Sun, Evening News	6:30-7:00pm
Prime Time	7:00-11:00pm